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                                                                 EXHIBIT 4.5


                                PLANTRONICS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN

         The following constitute the provisions of the 1996 Employee Stock Purchase Plan of Plantronics, Inc.

1.       PURPOSE

         The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to qualify this Plan as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and to receive full benefits of this qualification for the Company and the Plan Participants. The provisions of the Plan shall accordingly be construed so as to extend and limit participation in a manner consistent with any and all requirements of Section 423 of the Code.

2.       DEFINITIONS

         (a) "Board" shall mean the Board of Directors of the Company.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (c) "Common Stock" shall mean the Common Stock of the Company.

         (d) "Company" shall mean Plantronics, Inc., a Delaware Corporation.

         (e) "Compensation" shall mean all regular gross earnings of an Employee, excluding payments for overtime, shift premium, incentive compensation, bonus, commission, car allowance, profit-sharing and other earnings.

         (f) "Continuous Employment" shall mean continuous service as an Employee without termination, resignation, or other interruption. In the case of a leave of absence pursuant to a written policy of the Company, and provided such leave is for a period of less than ninety (90) days or re-employment is guaranteed upon the expiration of such leave, employment will be deemed to be continuous.

         (g) "Contributions" shall mean all payroll deduction amounts credited to the account of a Participant under the Plan for an Offering Period.

         (h) "Designated Subsidiaries" shall mean the Subsidiaries of the Company that have been designated by the Board, in its sole discretion, as eligible to participate in the Plan. Designation may be amended by the Board from time to time or from one Offering Period to another.

         (i) "Employee" shall mean any person who is customarily employed for at least twenty (20) hours per week and more than 5 months in a calendar year by the Company or one of its Designated Subsidiaries, and who meets all requirements to be an Employee of the Company under section 423 of the Code.



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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan



         (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (k) "Exercise Date" shall mean the last market trading day of each Offering Period of the Plan.

         (l) "Exercise Price" shall mean 95% of the closing price of the Company's Common Stock for the last market trading day preceding the commencement of the Offering Period.

         (m) "Holding Period" shall mean a period of six calendar months beginning on the Exercise Date during which shares purchased by the Participant under the Plan may not be sold, traded, transferred, pledged or otherwise hypothecated and these shares are held by the Company in the Participant's account.

         (n) "Highly Compensated Employee" shall mean any Employee who, as of the last day of the prior fiscal year of the Company is considered to be a "highly compensated employee" within the meaning of Section 414(q) of the Code.

         (o) "Offering Date" shall mean the first business day of each Offering Period of the Plan.

         (p) "Offering Period" shall mean a period of six calendar months commencing on the Offering Date.

         (q) "Participant" shall mean any Employee of the Company or a Designated Subsidiary who qualifies to be eligible for the Plan under paragraph 3 and who provides the Company with a written subscription agreement to participate in the Plan during the Offering Period.

         (r) "Plan" shall mean this Plantronics, Inc. 1996 Employee Stock Purchase Plan.

         (s) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, regardless of whether such Subsidiary now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.       ELIGIBILITY FOR PARTICIPATION

         (a) An Employee who has provided the Company with Continuous Employment for ninety (90) days as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan.


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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan


         (b) An Employee who is a Highly Compensated Employee as of the Offering Date of a given Offering Period shall not be eligible to participate in such Offering Period under the Plan.

         (c) No Employee shall be granted an option under the Plan if:

                  (i) Immediately after the grant, the Employee would own stock and/or hold outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, by virtue of current holdings or attribution under Section 424(d) of the Code; or

                  (ii) The grant would provide the Employee, at any time, with the right to purchase stock under all Company and Subsidiary employee stock purchase plans at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the fair market value of such stock, as determined at the time such option is granted, for each calendar year in which such option is outstanding.

4.       OFFERING PERIODS

         The Plan shall be implemented using a series of Offering Periods, with a new Offering Period commencing on or around March 1 and September 1 of each year, or at such other time or times as may be determined by the Board.

         The Plan shall continue until terminated in accordance with paragraph 20 hereof. The Board shall have the power to change the duration and/or frequency with respect to future Offering Periods without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5.       PARTICIPATION

         (a) An eligible Employee may become a Participant in the Plan by completing and filing a subscription agreement with the Company's Human Resource Department prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

         The subscription agreement shall set forth the percentage of the Participant's Compensation to be withheld as a Contribution during the Offering Period.

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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan


         (b) Payroll deductions of Contributions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the Exercise Date to which the subscription agreement is applicable, unless terminated sooner as provided under paragraph 11.

6.       CONTRIBUTION METHOD

         (a) Under the subscription agreement, the Participant shall elect to have payroll deductions made from each payroll during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) of such Participant's Compensation on each such payday. Contribution deductions are a reduction of the Participant's net payroll check amount. All payroll deductions shall be credited to the Participant's account under the Plan. A Participant may not make any additional payments into such account.

         (b) A Participant may discontinue participation in the Plan at any time during the Offering Period, as provided under paragraph 11.

         (c) On one occasion during the Offering Period, the Participant may decrease (but not increase) the rate of Contribution during the Offering Period by completing and filing a new subscription agreement. The rate change shall be effective as soon as possible within the Offering Period.

         (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b) of the Code and paragraph 3(c) herein, a Participant's payroll deductions may be decreased to 0% at such time during any Offering Period.

7.       OPTION GRANT

         On the Offering Date of each Offering Period, each Participant shall be granted an option to purchase a number of shares of the Company's Common Stock on the Exercise Date. The number of shares to be purchased is determined by dividing such Participant's Contributions accumulated during the Offering Period prior to such Exercise Date by the Exercise Price, up to the maximum number of shares determined in paragraphs 3(c) and 13 hereof; provided, however, that the maximum number of shares of Common Stock that a Participant may purchase during an Offering Period shall be five hundred (500) shares (or such other number as the Board may specify).


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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan


8.       OPTION EXERCISE

         Unless the Participant withdraws from the Plan as provided in paragraph 11, the Participant's option to purchase shares will be exercised automatically on the Exercise Date of the Offering Period and the maximum number of full shares subject to option will be purchased at the Option Price with the accumulated Contributions of the Participant for the Offering Period. A Participant's option to purchase shares herein is not exercisable except by the Participant.

         Any cash remaining to the credit of the Participant's account under the Plan after purchase of shares at the end of the Offering Period, which is insufficient to purchase a full share of Common Stock, shall be returned to the Participant (or his beneficiaries as outlined in paragraph 15).

         Shares purchased shall be issued subject to the Holding Period, as described in paragraph 9.

         Fees and/or commissions related to the purchase of shares shall be paid by the Company.

9.       HOLDING PERIOD

         Shares purchased by the Participant will be held in the Participant's account pursuant to the Plan for the duration of a six (6)-month Holding Period.

         The Holding Period will commence on the first day following the Exercise Date and end after six calendar months on or around March 1 or September 1, whichever is sooner after the Exercise Date. Upon completion of the Holding Period, the relevant shares will be transferred to the Participant.

         Notwithstanding the foregoing, the Holding Period shall lapse in the event of a sale of all or substantially all of the Company's assets or a merger with or into another corporation.

10.      DELIVERY

         As promptly as practicable after the Offering Period, the Company shall arrange the return of any and all excess Contributions, as described in paragraphs 8 and 13(b), to the Participant.

11.      WITHDRAWAL AND RETURN OF CONTRIBUTIONS

         (a) A Participant may withdraw all, but not less than all, Contributions credited to his or her account under that Plan at any time prior to the Exercise Date of the Offering Period by giving written


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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan


notice to the Company. All of the Participant's Contributions credited to the account will be paid as soon as possible after receipt of notice of withdrawal.

         Upon notice of withdrawal, the Participant's option for the Offering Period will be automatically terminated and no further Contributions for the purchase of shares will be made during the Offering Period.

         (b) Upon termination of the Participant's Continuous Employment with the Company prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to the Participant's account will be returned to the Participant.

         In the case of death of the Participant, Contributions will be returned to the person or persons so entitled under paragraph 15 and the Participant's option will be automatically terminated.

         (c) If the Participant fails to fulfill the requirements of an Employee under paragraph 2(i), the Participant will be deemed to have elected to withdraw from the Plan and the Contributions credited will be returned and the option terminated.

         (d) Withdrawal from an Offering Period will not effect the Employee's ability to participate in a succeeding Offering Period or in any similar plan that may be hereafter adopted by the Company.

12.      INTEREST

         No interest shall accrue for the Contributions held in the account of a Participant.

13.      STOCK

         (a) The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be 20,000 shares, subject to adjustment upon changes in capitalization of the Company, as provided in paragraph 19.

         (b) If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7 hereof on the Offering Date of the Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of shares remaining available for grant in a uniform and equitable manner.


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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan

         In such event, the Company shall give written notice of such reduction in the number of shares subject to option for each Participant. Any excess Contributions not used will be returned to the Participant, as described in paragraph 11.

         (c) The Participant will receive the right to obtain cash dividends on the shares held on account, if any Common Stock cash dividend is declared by the Company.

         (d) Shares purchased by a Participant under the Plan shall be registered in the name of the Participant or in the names of the Participant and his/her spouse.

14.      ADMINISTRATION

         The Board, or its designated committee, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

         The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of
Section 16(b) of the Exchange Act, pursuant to 16b-3 promulgated thereunder, to the extent applicable.

15.      DESIGNATION OF BENEFICIARY

         (a) Each Participant will be asked to file a written designation of beneficiary who is to receive any cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of the Offering Period but prior to the exercise of the option.

         If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

         (b) Such designation of beneficiary may be changed by the Participant at any time by written notice.

         (c) In the event a Participant dies in the absence of a living beneficiary who is validly designated under the Plan, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant. If, to the knowledge of the Company, no such executor or administrator has been appointed, the Company may, in its discretion, deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant. If no spouse, dependent, or


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PLANTRONICS, INC.
1996 Employee Stock Purchase Plan


relative is known to the Company, then the Company will deliver the Participant's shares and/or cash to such other persons as the Company may designate.

16.      TRANSFERABILITY

         Neither Contributions credited to the Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant, other than by will, the laws of descent and distribution, or as described in paragraph 15 hereof. Any such attempt at assignment, transfer, pledge, hypothecation, or other disposition shall be without effect, except the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.

17.      USE OF FUNDS

         All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

18.      REPORTS

         Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to each Participant promptly following the Exercise Date. Statements will set forth the total amount of Contribution for the Offering Period, the per share purchase price, the number of shares purchased and the remaining cash balance that will be returned to the Participant, if any.

19.      ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

         Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the Reserves), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Common Stock, or any other increase or decreased in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."


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1996 Employee Stock Purchase Plan


         Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

         In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each Participant in writing, at least ten
(10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the new Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in paragraph 11.

         The Board may, if it so determined in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.      AMENDMENT OR TERMINATION

         (a) The Board may at any time terminate or amend the Plan. Except as provided in paragraph 19, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any Participant without the Participant's written consent.

         In addition, to the extent necessary to comply with applicable law, the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

         (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than

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1996 Employee Stock Purchase Plan




U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

21.      NOTICES

         All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location or by the person designated by the Company for receipt thereof.

22.      CONDITIONS UPON THE ISSUANCE OF SHARES

         Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic and foreign, including without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         As a condition to the exercise of the option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any of the aforementioned applicable provisions of law.

23.      TERM OF PLAN

         The Plan became effective upon its adoption by the Board in April 1996 and Shareholder Approval in August 1996, and shall continue in effect for a term of twenty (20) years unless sooner terminated under paragraph 20.


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